Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Investors:	Media
investors@allego.eu	press@allego.eu a.lenoir@meridiam.com / Antoine Lenoir / +33 1 53 34 96 92

Allego and Meridiam Jointly Announce Meridiam’s Intention to Launch Tender Offer followed by Delisting of Allego; Meridiam Commits to Financing Arrangement and Reaffirms its Continued Commitment to Support Allego in its Next Phase of Growth

17 June 2024

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Allego and Meridiam have entered into a definitive agreement pursuant to which Meridiam will launch a tender offer for all issued and outstanding ordinary shares of Allego not owned by Meridiam or its affiliates, followed by Allego’s voluntarily delisting of its ordinary shares from the New York Stock Exchange after completion of the offer

•	The tender offer price of USD 1.70 per ordinary share in cash, without interest represents a premium of 131% to Allego’s closing price of USD 0.74 on 14 June 2024

•	Shareholders that do not elect to tender their ordinary shares will remain investors in the delisted Company

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Neither the tender offer nor the completion of the other parts of the transaction are contingent on any minimum number of ordinary shares in the capital of Allego being tendered and are not subject to any financing or regulatory approval conditions

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As part of the transaction, Meridiam reaffirms its commitment to the long-term interests of Allego and its business. It reiterates its support for Allego’s existing strategy and commits to make available to Allego an amount of EUR 46 million in order to develop, operate and maintain charging sites in Germany and, once delisted, an additional amount of EUR 310 million of new equity-like capital to support Allego’s growth

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The independent members of Allego’s board have unanimously approved the transaction, and have determined that the transaction is in the best interests of Allego and its business and promotes the sustainable success and the sustainable long-term value creation of its business, having taken into account the interests of Allego’s stakeholders

PARIS & ARNHEM, the Netherlands & NEW YORK – Allego N.V. (“Allego” or the “Company”) (NYSE: ALLG), a leading provider of electric vehicle charging network and Madeleine Charging B.V. , Allego’s majority shareholder (“Meridiam”), jointly announced today that Allego and Meridiam have entered into a Transaction Framework Agreement (the “Agreement”) pursuant to which Meridiam will launch a tender offer for all the issued and outstanding ordinary shares of Allego (the “Shares”) that are not owned by Meridiam or its affiliates (the “Offer”), followed by Allego’s voluntarily delisting of the Shares (the “Delisting”) from the New York Stock Exchange (the “NYSE”) and Meridiam making additional funding and equity-like capital available to Allego, and providing certain liquidity opportunities following the Delisting to holders of Shares who do not tender their Shares in the Offer, in each case as described below (collectively, the “Transaction”). Meridiam currently owns approximately 73.0% of all issued and outstanding shares of Allego.

Strategic Rationale

Meridiam and Allego believe that the Transaction represents a key opportunity at a critical juncture for the Company, as the current public listing does not allow the Company to fully realize its growth plan. In addition, they believe that the low trading liquidity and volatility of the market price of the Shares on the NYSE, the limited analyst coverage and the lack of capital available at competitive cost on public markets for EV charging operators are clear impediments to the success of Allego today. The Transaction is expected to, among other things, (a) allow Allego to benefit from a broader range of more favorable options to fund its growth plan, (b) allow Allego to achieve a more efficient capital structure (both from a financing and capital requirements perspective), (c) reduce the costs and eliminate the burdens of complying with exchange listing rules and the costs and burdens of being a public company, (d) place Allego in a better position to compete with well-capitalized, non-publicly traded peers, and (e) provide Allego’s minority shareholders with the opportunity to either (i) remain invested in the delisted Company and benefit from potential enhanced value creation over time; or (ii) exit their investment in the Company with immediate liquidity at a premium to the current market price of the Shares on the NYSE.

Emmanuel Rotat, Director of Meridiam, said: “Since our initial investment in Allego in 2018, we have supported the Company along the way. We are pleased today to announce this important milestone for Allego: we strongly believe that operating in a private context, with a continued support from Meridiam as majority shareholder of the Company, will ideally position Allego for its next phase of growth”.

Mathieu Bonnet, CEO of Allego, said: “The transaction presented today reiterates the strong support of Meridiam to the Company’s strategy and growth vision. It gives significant resources to the Company to execute our business plan by extending its ultra-fast charging stations network all over Europe. Our hundreds of high-quality backlog sites will be rolled out to offer ubiquitous best charging experience to our EV customers enabling Allego to be a leader in the industry”.

Selected Transaction Terms

Under the terms of the Offer, Meridiam will offer Allego shareholders the option to tender their Shares for USD 1.70 per Share in cash, without interest, which represents:

•	a premium of approximately 131 percent on the closing price of the Shares on the NYSE of USD 0.74 on 14 June 2024;

•	a premium of approximately 97 percent on the 1-month volume-weighted average price of the Shares on the NYSE as of the same date;

•	a premium of approximately 29 percent on the 3-month volume-weighted average price of the Shares on the NYSE as of the same date; and

•	a premium of approximately 32 percent on the 6-month volume-weighted average price of the Shares on the NYSE as of the same date.

Meridiam intends to launch the Offer with the purpose of providing an immediate exit opportunity to all Allego minority shareholders. Allego shareholders are not required to tender their Shares in the Offer, and Meridiam does not intend to pursue a squeeze-out of any minority Allego shareholders.

Allego shareholders that do not tender their Shares in the Offer will remain investors in the delisted Company. As a part of the Transaction, Meridiam has committed to provide these shareholders with access to liquidity opportunities at certain points in time post-Delisting, including priority tag along rights upon sales of Shares by Meridiam or its affiliates and commitments by Meridiam and Allego to organize liquidity events for those shareholders within 18 months after the Delisting and again prior to 31 December 2027. Further information on the Transaction, including the Offer, will be included in the offer to purchase, letter of transmittal and related materials and will be filed with the Securities and Exchange Commission (the “SEC”) in connection with the commencement of the Offer.

By entering into the Agreement, Meridiam reaffirms its commitment to supporting the Company strategically and financially, and to cooperate closely with Allego’s management team. Contingent upon the Delisting, Meridiam SAS, through its managed funds, has committed to making available to Allego an amount of EUR 46 million in order to develop, operate and maintain charging sites in Germany, as well as an additional amount of EUR 310 million of new equity-like capital to support the delivery of Allego’s growth plan. The EUR 310 million financing shall be made in three instalments, with the first instalment of at least EUR 150 million being paid to the Company by 31 December 2024.

Timing and Approvals

The transaction committee, comprised of the independent members of the Board of Directors of the Company (the “Transaction Committee”), has unanimously approved the Transaction, and has determined that the Transaction is in the best interests of Allego and its business and promotes the sustainable success and the sustainable long-term value creation of its business, having taken into account the interests of Allego’s stakeholders.

Meridiam intends to commence the Offer as promptly as practicable. The completion of the Offer is not subject to any conditions requiring a minimum number of tendered Shares, the receipt of any regulatory or third-party approvals, or the completion of any financing to provide funding for the Offer. Meridiam and the Company expect that the Offer and the Delisting will be completed in the third quarter of 2024.

Advisors

Morgan Stanley & Co. LLC acted as financial advisor to Meridiam, and Allen Overy Shearman Sterling LLP is acting as legal counsel to Meridiam.

Citigroup Global Markets Europe AG acted as financial advisor to Allego. Weil, Gotshal & Manges LLP and NautaDutilh N.V. are acting as legal counsel to Allego.

UBS Securities LLC acted as financial advisor to the Transaction Committee of Allego.

About Allego

Allego is a leading electric vehicle charging solutions provider dedicated to accelerating the transition to electric mobility with 100% renewable energy. Allego has developed a comprehensive portfolio of innovative charging infrastructure and proprietary software, including Allamo and EV Cloud platforms. With a network of 35,000 charging points (and counting) spanning 16 countries, Allego delivers independent, reliable, and safe charging solutions, agnostic of vehicle model or network affiliation. Founded in 2013 and publicly listed on the NYSE in 2022, Allego now employs a team of 220 people striving daily to make charging accessible, sustainable, and enjoyable for all.

For reference you’ll find all releases here: https://ir.allego.eu/events-publications/press-releases.

About Meridiam

Meridiam was founded in 2005 by Thierry Déau, with the belief that the alignment of interests between the public and private sector can provide critical solutions to the collective needs of communities. Meridiam is an independent investment Benefit Corporation and an asset manager. The firm specializes in the development, financing, and long-term management of sustainable public infrastructure in three core sectors: sustainable mobility, critical public services and innovative low carbon solutions. With offices in Addis Ababa, Amman, Dakar, Istanbul, Johannesburg, Libreville, Luxembourg, Paris, Vienna and Washington DC, Meridiam manages over US$22 billion and more than 125 projects to date. Meridiam is certified ISO 9001: 2015, Advanced Sustainability Rating by VigeoEiris (Moody’s), ISO 37001 Anti-Corruption certification by AFNOR and applies a unique methodology in relation to ESG and impact based on United Nations’ Sustainable Development Goals (SDGs).

For reference you’ll find all releases here: https://www.meridiam.com/news/.

Important Additional Information and Where to Find It

Meridiam will commence, or will cause to be commenced, a tender offer for all of the outstanding Shares not held, directly or indirectly, by Meridiam or its affiliates. The tender offer has not commenced. This press release is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell securities of Allego. It is also not a substitute for the tender offer materials that Meridiam will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Meridiam will file tender offer materials on Schedule TO with the SEC, and Allego will file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and Allego and Meridiam will jointly file a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SCHEDULE 14D-9 AND THE SCHEDULE 13E-3 WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY

ALLEGO’S SHAREHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The tender offer materials, the Schedule 14D-9 and the Schedule 13E-3 will be made available to Allego’s shareholders free of charge. A free copy of the tender offer materials, the Schedule 14D-9 and the Schedule 13E-3 will also be made available to all of Allego Shareholders by contacting Allego at investors@allego.eu, or by visiting Allego’s website www.allego.eu. In addition, the tender offer materials, the Schedule 14D-9 and the Schedule 13E-3 (and all other documents filed by Allego with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ALLEGO SHAREHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS, THE SCHEDULE 14D-9, AND THE SCHEDULE 13E-3 AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY MERIDIAM OR ALLEGO WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, MERIDIAM, MERIDIAM SAS AND ALLEGO.

Cautionary Statement Regarding Forward-Looking Statements

This press release including exhibits may contain certain statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations and business of Allego and certain plans and objectives of Meridiam and Meridiam SAS with respect thereto. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the tender offer and the proposed transactions and the expected completion of the tender offer and the proposed transactions, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements can be identified by the fact that they do not relate to historical or current facts. Forward-looking statements also often use words such as “anticipate,” “target,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “goal,” “believe,” “hope,” “aims,” “continue,” “could,” “project,” “should,” “will” or other words of similar meaning. These statements are based on assumptions and assessments made by Allego, Meridiam and/or Meridiam SAS (as applicable) in light of their experience and perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this communication could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct and you are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this communication.

Forward-looking statements are not guarantees of future performance. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the tender offer and proposed transactions; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Allego and/or others relating to the transaction; the possibility that competing offers will be made; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the tender offer and proposed transactions; significant or unexpected costs, charges or expenses resulting from the tender offer and proposed transactions; and negative effects of this communication or the consummation of the tender offer and proposed transactions on the market price of the Ordinary Shares. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are (i) changes adversely affecting Allego’s business, (ii) the price and availability of electricity and other energy sources, (iii) the risks associated with vulnerability to industry downturns and regional or national downturns, (iv) fluctuations in Allego’s revenue and operating results, (v) unfavorable conditions or further disruptions in the capital and credit markets, (vi) Allego’s ability to generate cash, comply with existing or new debt covenants, service indebtedness and incur additional indebtedness, (vii) competition from existing and new competitors, (viii) the growth of the electric vehicle market, (ix) Allego’s ability to integrate any businesses it may acquire, (x) the agreement of various landowners to deployment of Allego charging stations, (xi) Allego’s ability to recruit and retain experienced personnel, (xii) risks related to legal proceedings or claims, including liability claims, (xiii) Allego’s dependence on third-party contractors to provide various services, (xiv) data security breaches or other network outage, (xv) Allego’s ability to obtain additional capital on commercially reasonable terms, (xvi) the impact of a pandemic or other health crises, including COVID-19 related supply chain disruptions and expense increases, (xvii) general economic or political conditions, including the Russia/Ukraine and Israel/Hamas conflicts or increased trade restrictions between the United States, Russia, China and other countries and (xviii) other factors detailed under the section entitled “Risk Factors” in the Company’s filings with the SEC. If any one or more of these risks or uncertainties materializes or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward-looking statements should therefore be construed in the light of such factors. A more complete description of these and other material risks can be found in Allego’s filings with the SEC, including its Annual Report on Form 20-F for the year ended December 31, 2023, subsequent filings on Form 6-K and other documents that may be filed from time to time with the SEC, as well as, the Schedule TO and related tender offer documents to be filed by Meridiam and Meridiam SAS and the Schedule 14D-9 and the Schedule 13E-3 to be filed by Allego. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this communication. None of Meridiam, Meridiam SAS or Allego undertakes any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by applicable law.